EXHIBIT 4.2

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of January 25, 2007, by and among Tube City IMS Corporation, a Delaware corporation (the “Company”), the subsidiary guarantors listed on Exhibit A hereto (the “Subsidiary Guarantors”) and The Bank of New York, as trustee (the “Trustee”), to the Indenture, dated as of January 25, 2007, among Metal Services Merger Sub Corp., a Delaware corporation (the “Issuer”), Metal Services Holdco LLC, a Delaware limited liability company (“Holdco”), as a guarantor and the Trustee (the “Indenture”).

W I T N E S S E T H :

WHEREAS, the Issuer and Holdco have heretofore executed and delivered to the Trustee the Indenture providing for the issuance of $225,000,000 aggregate principal amount of 9 3/4% senior subordinated notes due 2015 (the “Securities”);

WHEREAS, the Issuer has merged with and into the Company (the “Merger”), with the Company as the surviving entity in the Merger;

WHEREAS, as a result of the Merger, the Company is assuming, by and under this First Supplemental Indenture, the obligations of the Issuer for the due and punctual payment of the principal of, premium, if any, and interest on all the Securities and the performance and observance of the Indenture on the part of the Issuer;

WHEREAS, Sections 5.01 and 9.01 of the Indenture provide that the Trustee, the Company, Holdco and each of the Subsidiary Guarantors (together with Holdco, each a “Guarantor” and, collectively, the “Guarantors”) are authorized to execute and deliver this First Supplemental Indenture; and

WHEREAS, this First Supplemental Indenture has been duly authorized by all necessary corporate or other action on the part of the Trustee, the Company, each of the Guarantors.

NOW, THEREFORE, for and in consideration of the foregoing premises and for good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually covenanted and agreed, for the equal and ratable benefit of the Holders of the Securities, as follows:

SECTION 1. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 2. Assumption by the Company. The Company hereby assumes the obligations of the Issuer for the due and punctual payment of the principal of, premium, if any, and interest on all outstanding Securities issued pursuant to the Indenture and the performance and observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of the Issuer. The Company is hereby substituted for, and may exercise every right and power of, the Issuer under the Indenture with the same effect as if the Company had been named as the Issuer in the Indenture, and the Company is a successor company under the Indenture.

SECTION 3. Agreements to Become Guarantors. Each Subsidiary Guarantor hereby agrees, jointly and severally with all of the other Guarantors, to unconditionally and irrevocably guarantee the Company’s obligations under the Securities and the Indenture on the terms and subject to the conditions set forth in Article 11 of the Indenture and agrees to be bound by all other provisions of the Securities and the Indenture applicable to a Guarantor therein.

SECTION 4. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 5. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed by the Trustee by reason of this First Supplemental Indenture. This First Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 6. Notices. For purposes of the Indenture, the address for notices to the Company shall be as set forth below:

Tube City IMS Corporation

12 Monongahela Avenue

Glassport, PA 15045

Attention: Thomas E. Lippard, Esq.

SECTION 7. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 8. Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 9. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this First Supplemental Indenture.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

TUBE CITY IMS CORPORATION

	by	/s/ Thomas E. Lippard
Name: Thomas E. Lippard
Title: Executive Vice President

TUBE CITY, LLC,
as Guarantor

	by	/s/ Thomas E. Lippard
Name: Thomas E. Lippard
Title: Executive Vice President

INTERNATIONAL MILL SERVICE, INC.,
as Guarantor

	by	/s/ Leon Z. Heller
Name: Leon Z. Heller
Title: Senior Vice President

METAL SERVICES HOLDCO LLC,
as Guarantor

By:	Metal Services Acquisition Corp.,
its managing member

	by	/s/ Timothy A.R. Duncanson
Name: Timothy A.R. Duncanson
Title: President and Secretary

Signature Page to First Supplemental Indenture

THE BANK OF NEW YORK,
as Trustee

by	/s/ Mary LaGumina
Name: Mary LaGumina
Title: Vice President

Signature Page to First Supplemental Indenture

EXHIBIT A

Subsidiary Guarantors

Tube City, LLC

International Mill Service, Inc.